Solutionz

Solutionz delivers a new model for B2B engagement through SMARTtools™. We convert customer relationships into new growth, loyalty and impact through travel and event booking. We also deliver resilience against AI-driven marketing disruption.


solutionz™
the revenue multiplier
Purpose-driven SMARTtools transforming travel, events, and marketing across B2B markets
TravelingToGive

Invest

$99 minimum investment

DEADLINE: April 10, 2026

in 2 months

UNIT PRICE
$1

TOTAL RAISED ON NETCAPITAL
$0

TOTAL RAISED THIS ROUND
$0

VALUATION THIS ROUND
$20,800,000

Reg CF offering provided by Netcapital Funding Portal Inc.

DEAL HIGHLIGHTS

This isn't a Pitch. It's an invitation to transform an industry.

live, tested tools | large underserved market | scalable model


solutionz™
give MORE. make MORE.
0:01 / 2:11


"Every brand on the planet sells to travelers, but 30 years after travel becoming available online, we still force people to leave our sites and systems to "go to the travel store."
Chicke Fitzgerald
CEO and Founder, Solutionz

Solutionz SMARTtools™ are a flexible suite of plug-and-play digital tools that fit across industries to a broad range of audiences—companies, nonprofits, events, and individuals.

Our SMARTtrip tool suite is powered by our patent pending TravelingToGive™ platform. Our SMARTgrowth suite is powered by our productivity and marketing tech stack and our Triple Win Formula, a proprietary business operating system.

They help our clients monetize activities that are already occurring outside their "field of vision" by plugging directly into the sites and systems that they and their customers (the travelers) use daily - without sending them off to the travel store. That produces higher conversions, which directly impacts revenues.

The tools are live and have been tested for product-market fit with 80 clients in the CARE, Events, Enterprise System, Media, Non-Profit and Destination markets.


Monetize the moments outside of your field of vision – like travel and events that are happening anyway
TravelingToGive

Instead of costly and time-consuming customization, our tools are configured to drop into websites, blogs, systems, and campaigns in minutes—not weeks or months.

That speed and ease gives clients a faster path to value.

The SMARTgrowth suite streamlines digital marketing and productivity. Leading the way is our SMARTLauncher, integrating contextual trip planning into the Google suite - Calendar, Search, Contacts and Maps. Next is our SMARTsnapshot, a direct competitor to Linktr.ee, a link manager, launched in October 2025.


SMARTsnapshot
one place to find everything
as seen on
abc
FOX NEWS
AP Associated Press
SI
MorningNews
CBS
NBC
and over 450 news sites

SMARTbranding is our newest platform, with beta version launched in November 2025, which may future proof brand spending as AI disintermediates search.


09:40 AM
Saturday, September 13, 2025


Every trip benefits Save the Children
Find Lodging Nearby
09:34 AM
Saturday, September 13, 2025


Smart Calendar
powered by TravelingToGive™
IMAGINE being able to plan your trip to an event or a meeting, right from your Google™ Calendar.

SMARTcalendar™ and our tVITE™ travel invitation for Google Calendar are planned to be released in 1Q26. This calendar productivity tool is planned to be a paid enhancement to the SMARTbranding platform.

All of our digital marketing tools are focused on **helping our clients defend their marketing budget from AI shifts—reduce their spend and grow direct engagement as they deploy our SMARTlauncher, where our SMARTtrip tools are woven into the fabric of the browser experience.**

An added benefit of this new suite of products is that it only takes minutes to demo our live products to prospects, showing them exactly what their users will see with a fully branded experience on the Chrome desktop and with our embedded trip planning products.

WHY SOLUTIONZ?

Solutionz Highlights

Experienced Leadership
Decades in travel, tech & growth
Roles at Amadeus, Sabre, Orbitz, IBM, Wells Fargo
50%+ team & Board invested cash + sweat equity

Proven Market Fit
80+ pilot clients
1.8M views, $263K hotel sales, $44K air/car
72% gross margin

Market Potential
80% of U.S. travel tied to life events and
89% of travelers that drive

Innovative Technology
Patent-pending SMARTtools™ suite
Integrated planning, engagement & giving

Established Relationships
10+ year Priceline Partner Network deal, plus
HotelPlanner, Eagle Rider, Chargerzilla, Legaroo

Digital Marketing Tools
SMARTlauncher + SMARTbranding
Counter AI's SEO impact

Mission-Driven
Up to 25% revenue shared with causes
"Smart meets Heart" model

Ready to Launch
Significantly reduced risk allows us to
scale leanly and efficiently

The 2-sided Marketplace Problem and our Solution

It is getting more and more difficult for companies to differentiate and to grow. AI is allowing competitors to develop faster and it is making it more challenging to break through the marketing noise. We allow our clients to tap into new revenue streams from their existing base, increasing engagement and profits.

The current travel and event planning systems are outdated, failing to address the real needs of travelers, event organizers and businesses, yet we continue to push travelers from our sites and systems to them.


The Problems and the Solution
solutionz
GIVE more. MAKE more.
DIFFERENTIATION AND GROWTH
IS GETTING HARDER
CLIENT
GROWTH
New B2B revenue streams,
increased engagement and profits
TRIP PLANNING
LACKS PRECISION
TRAVELER
USABILITY
Proximity focus and all elements of
travel in one tool for the traveler

We help our B2B clients to differentiate in a crowded space and we simplify trip planning for their constituents, with destination centric solutions that are easier to use and that produce impact.

The Product Suite - One Platform, Eight Powerful Tools

Solutionz delivers a suite of embeddable, brand-controlled tools that live right inside our client's digital footprint, helping their audience book smarter, stay closer, and remain engaged longer.



Powered by TravelingToGive™
and our SMARTgrowth engine
SMART trip pin
SMART giving
SMART events
tVITE travel invitation
SMARTtools™
SMART snapshot
SMART calendar
SMART launcher
SMART branding

TravelingToGive is our flagship product, powering all of our SMARTtools.



Click Travel Give
Become a philanthropist
Your Logo Here
Staying
Driving
Concierge
More
I need a hotel near my Destination
Enter your destination
27 Oct - 28 Oct
1 Room, 2 Guests
Find Hotels Nearby
110% Best Rate Guarantee
Giving back. Simply.
Made possible by TravelingtoGive™

Patent Pending | Fully Market Tested | Precise Planning | Portable | Impact Focused

Click HERE to watch a short 2 minute video about our SMARTtools.


TICKET
ADMIT ONE
MAY
Where smart meets heart

Solutionz' patent-pending platform integrates trip planning, brand engagement, and charitable giving into the systems people already use, including their browser. This portability is our secret sauce.

Our architecture ensures scalability and vendor independence, enabling us to switch or add inventory providers in hours, increasing revenue potential, without corresponding costs.

Differentiation


solutionz™
give MORE. make MORE.
we have
0:01 / 2:31

Our focus is on delivering relevance

Once funding is complete, we plan to expand our IP coverage to new products. This is planned to include integration into Outlook and MAC browsers, plus Partner Marketplaces for companies like SalesForce, Eventbrite and WordPress, because proximity includes where you are using our tools.

We also plan to add in the sale of events on our platform, further diversifying revenues. With SMARTtrip tools, we already know where you are going, so pulling the events nearby makes perfect sense.


Staying
Driving
Concierge
More
Traveling Solo
View Hotel Results on a Map
Places to Eat
Festivals/Events
Things to Do
Weather Info
Local Attractions
Golden Gate Overlook
Palace of Fine Arts
MARINA DISTRICT
Fisherman's Wharf
Lombard St
Inn at Golden Gate
UNION STREET
COW HOLLOW
Presidio of San Francisco
PACIFIC HEIGHTS
Presidio Golf Course
PRESIDIO HEIGHTS
Arsicault Bakery
Trader Joe's
The Fillmore
ANZA VISTA


Plan your trip to Moscone Center
Book your trip safely
Staying
Driving
Events
More
Quick search for an event in San Francisco
There are 24 events near Moscone Center in San Francisco
Traveling Solo
Half off drinks on Thursday
Thurs 27 Apr 2023
Whr.ai
0.9m
8:00 PM
Provience
Plan Trip
View Event
Al Jones Concert
Wed 26 Apr 2023
Whr.ai
2.0m
8:30 PM
California St 1111
Plan Trip
View Event
Almost Nakey Freeedom Fest
Sat 1 July 2023
Ticketmaster.com
0.9m
8:00 PM
3125 Ocean Front Walk
Plan Trip
View Event
FREEDOM FEST

We also plan a 1Q26 launch of the eTWIN™ Network, our intelligent, multi-dimensional filtering capability to increase the relevance of every AI-driven search.

Imagine being able to choose the appropriate profile before doing a search for Places to Eat, Festivals/Events, Things to Do or Local Attractions.

You are not always the same person when you travel and attend events. We believe that the eTWIN Network can provide the multi-dimensional profile as a service to other travel and event tech companies, versus each one of them trying to guess what your preferences are with each AI search on their platforms.

HEALTHY GROWING MARKET

From 2000 to 2019, the UN World Tourism Office cited that "travel is one of the most resilient sectors", having bounced back handily from 9/11, the Bird Flu and the Economic downturn. And while travel took a beating during the pandemic, the overall number of trips returned to pre-pandemic levels in 2023.


US Travel and Tourism Growth 2011-2028
Pandemic
CAGR (29%)
CAGR 31.4%
3,000.0
2,500.0
2,000.0
1,500.0
1,000.0
500.0
0.0
2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2027 2028
US Growth Actual 2011-2023
US Growth Prjoection 2023-2028

Source: US Travel Association, 2025 Winter Forecast (compared to previous decade's stats from same report)

In 2024, according to the US Travel Association US Travel Forecast, there were 2.4 billion trips taken in the US, yielding revenues of $900B.

According to US Travel Association projections, the industry should sustain **CAGR (compound annual growth rate) for 2023–2028** of approximately **2.49% per year.**

BUSINESS MIX AND THE COMPETITION

Current market players (Expedia, Booking.com, hotel brands, travel agencies), are known as online travel agencies (OTA). We refer to them as "the travel store." The OTAs focus heavily on vacation and managed business travel.

This leaves an underserved opportunity in the 84% of travel driven by life events like weddings, funerals, concerts, sporting events and medical visits plus unmanaged business trips.

According to the US Travel Association, out of all trips taken in the US, vacation trips (7 days or longer) and managed business travel, account for just over 15% of all trips taken (8 and 7% respectively). Solutionz targets the balance of trips (life travel and unmanaged business travel), which do not fall into either of those categories. We focus on making it easier to plan those trips, which represent just over 84% of all trips.

Additionally, by adding in driving directions, time estimates, car rental and motorcycle rental, we are catering to the drive market, which is virtually ignored by the competition. A decade ago, we co-launched a syndicated study with Mandala Research called Project85. While we entered that study with an expectation that 85% of the market was non-air travel, the study showed that the drive market actually represented 89% of all trips taken in the US. According to the USTA Winter 2025 forecast that number has now grown to 92%.


2024 Business Mix for US Trips
8%
7.5%
11.0%
73.5%
Life Travel
Unmanaged Business
Managed Business, Meetings & Incentive
Vacation Travel


2024 US TRIPS
by Mode of Transportation
8%
92%
By Air
By Car

The American Hotel & Lodging Association (AHLA) reports that U.S. hotels market size was estimated at USD 747 billion in 2024, which represents 57.6% of all travel spending. Of that amount, 35.6% is currently sold online.

The hotel sector is projected to grow at a CAGR of 7.1% from 2025 to 2030, which is significantly healthier than the overall industry projections for US Travel.

That sector is our primary focus, with over 84% of sales and 95% of commissions from lodging.


Sales Mix
2022-2024
14%
2%
84%
Hotel
Car
Air


Commission Mix
2022-2024
2%
3%
95%
Hotel
Car
Air

THE COMPANY

Mission-Driven

Our model of 'SMART meets Heart' means giving back from every transaction and in every interaction. Weaving giving and tech provides us additional competitive advantage.

We are committed to contributing up to 25% of revenue to charitable causes, chosen by our clients. Giving is an integral part of our business model, as our company motto is "give MORE, make MORE. We begin with a strong model and healthy margins, then we grow impact with every transaction. We envision a new type of balance sheet, where we can put names and faces to the impact metrics.

This coupled with our focus on growth and engagement, gives our clients a triple win.


solutionz™
give MORE. make MORE.
unique things
0:03 / 1:39

The Team

Solutionz is led by a diverse team with deep travel, tech, and business growth experience.

We call ourselves the All-Girl Band, led by women leaders with proven results and deep experience.

Our leadership team includes former travel executives and proven SaaS operators, alongside our Board and Sounding Board.


Chicke Fitzgerald
CEO/Founder, Board Member, Interim CIO
Sabre
TRAVELPORT
SITA
intel
Kerri Zeil
Board Chair and Interim Chief Operating Officer
amadeus
GAIN
Worldspan
ORBITZ
Neeta Solanki
CFO and Chief Success Officer
IBM
infor
Jan Doerter
Chief Partner Officer
Worldspan
IBM
AMERICAN EXPRESS
WELLS FARGO
100+ years of experience in travel and technology industries

OUR LEAN TEAM HAS DEMONSTRATED COMMITMENT AND TENACITY

Over 50% of our team has invested cash and we have had 84k hours of sweat equity invested

Over 50% of our team, including our Board, have invested cash as well as sweat equity, materially demonstrating their commitment to our future.

We augment our board with a rotating group of advisors known as the Sounding Board. Click HERE to see the current members.

Our Team and our Contracted Providers

We are currently using fractional resources for a number of roles, including partnerships to deliver our technology and revenue operations. A goal of funding is building our our permanent team, with a focus on sales and marketing.



Joe Belanardo
Sounding Board - Revenue Ops
Jonathan Nystrom
EVP Business Development
Leopoldo Toro
EVP Growth
Kelly Carlson
VP Partner Success
Peter Strimbu
CIO/CTO
Claude
AI Development Platform
Partner - Anthropic
Paolo Resteghini
Original Tech Co-founder
Development Partner
Taylor Cole
Sounding Board
PR & Communications
ANTHROP\C
aws
CLOUDFLARE
Google Places API
priceline
partner solutions
Hotel Planner .com
17

BUSINESS MODEL

How Money Flows

Solutionz has been market testing our products in their various iterations since 2015, producing consistent results for our key Booking (revenue) performance indicators. We are at revenue generation, and once funding is secured, we plan to scale sales efforts with a full time team and aggressive marketing efforts.

During our beta test period, which ended December 31, 2025 with 1067 bookings, we generated $270,244 in gross hotel sales, $9,746 in car sales and $38,708 in air ticket sales.

The Donation, Royalty and Sales Commission represent our cost of sale model.


The user travels and we are paid a commission at the completion of their trip. Hotel pays the highest rate and air the least.
Bookings
Donation
We donate a percentage of the client's revenues to their charity of choice
We share $1 per segment with the client once they complete 10 bookings.
Royalty
Sales Commission
We pay a 10% commission on the first year's bookings for new clients.

Built for Margin - Powered by Diverse Revenues

During our beta period (through December 31, 2025), we produced commission revenues on hotel, ar and air booking activity, with average commissions in 2025 of 7.5% for hotel bookings, 4.5% for car bookings (including insurance commissions) and a flat fee of $3 per booking for air. Lodging commissions vary from 6% to 11%, depending on whether the hotel booking was prepaid.


Recurring, transactional revenues, augmented by subscription/license fees
Lodging & Group Commissions
HOTEL
Higher than average conversion, ADR/LOS
Content Affiliate Deals
Attraction and Event Ticketing
72%
GROSS margin
30%
NET margin
Ancillary Product Commissions
Subscriptions
Recurring subscriptions
License Fees
Regional and Category Licenses

Revenue Drivers

Since over 84% of our sales and nearly 95% of commissions comes from hotels, the three key performance indicators (KPIs) are conversion rate, average daily room rate and length of stay for lodging bookings. We are significantly above industry averages in all three. As a result, as we increase the volume of transactions, we expect to multiply our revenues effortlessly, without a corresponding increase in operating costs.

In simple terms, this means we make more money per booking than industry averages and with our low cost structure, more of that revenue flows to the bottom line.

Since 2012, Solutionz has had an Agreement with Priceline Partner Network ("Partner") for the provision of our hotel, car and air inventory. The Agreement was recently amended with our new Company name.

In the following model, PPS are the ones providing the services to the travelers. These services are being provided under the new Agreement at substantially the same terms as our grandfathered Agreement from 2012.

Our asset-light, scalable model means **costs don't rise as we grow**, unlike traditional travel platforms burdened by inventory, receivables, and call center overhead.

Our Cost Model gives us our Profitability Edge

	Competitors		solutionz™
INVENTORY COSTS	Sales team to manage relationships with hotels, car companies and airlines	No cost for inventory acquisition	Partner provides all inventory
ACCOUNTS RECEIVABLE	Responsible for collection of commissions from vendors	One commission payment monthly via direct deposit	Our partner pays us net
MERCHANT COSTS	Merchant of Record with credit card fees	No CC fees	Our Partner is the Merchant
CALL CENTER COSTS	Staff/Systems costs increases as business grows	No call center costs	Our Partner provides traveler call center 24/7 in 40 languages

Customer Acquisition and Market Approach

Sales Plan

Our sales approach is primarily B2B direct sales, targeting organizations with high intent travelers. We do so with a direct sales team and channel partners, with direct relationships with our target audience (e.g. consultants to the industries or resellers of adjacent products or services).

Marketing Plan

Since we are targeting high-intent travelers via B2B channels, our marketing costs are also significantly lower than our competitors. We reinforce our direct sales efforts with our podcast and video content, using social media marketing and best practice contact marketing campaigns.

In contrast, in 2024 Expedia and Priceline spent $17.83 and $6.64 respectively per room booked on direct marketing, with the bulk spent with Google for keywords to drive traffic to their front door.

Channel Partners and Revenue Sharing Model

At Solutionz, we know what gets rewarded gets repeated. Our combined use of a direct sales team, channel partners and online marketing, and our revenue sharing model reflect that assumption. Our costs range from $1-$2.50 per room booked, plus $1-2 per room booked for sales costs, which is what contributes to the likelihood of higher than average projected margins.

Royalty Schedule

Additional $1 bonus for >2% engagement and >5% conversion

ENTERPRISE

$1 per booking unit Royalty
$1 per booking unit Bonus for opt-out implementation
10% Donation

NON-PROFIT

25% Donation

PUBLISHER

$1 per booking unit Royalty
10% Donation



CHANNEL PARTNER

10% Royalty for Joint Sales Efforts
First Year Only (unless bonus thresholds are achieved)

REFERRAL

5% of First Year's Revenues for intro only (where our team is expected to do the leg work)

Outside our revenue share with clients/partners/sales team, our main costs are marketing, partner support, operations and product development.

We have a lean staff that does not need to grow proportionately as the customer base grows due to our unique expense model.

WHY INVEST NOW

High-Growth Market

We target the 84% of U.S. trips driven by life events and unmanaged business travel — a large, underserved portion of the $1.3T travel market, aligning perfectly with the rising trend of conscious consumerism.

Proven Model

Our tools are live and tested with 80 clients across events, nonprofits, enterprises, and media, showing strong product-market fit. And with partnerships across influencers, nonprofits, and corporations, we've created a scalable, high-margin business that marries social impact with profitability.

Technology-Driven

Our patent-pending, proprietary, portable tools embed directly into browsers and websites dynamically, giving clients control. The architecture ensures a robust, user-friendly experience that scales effortlessly across B2B and B2C channels.

Social Good

With up to 25% of revenues directed to client-chosen causes, our SMARTtools™ combine measurable social impact with revenue growth and help brands defend marketing spend as AI disrupts SEO and advertising. Investors benefit from a model that delivers financial returns while creating measurable, positive change.

Join us in reshaping the future of travel—where every journey has a purpose, and every destination leaves an impact.


SOLID PLATFORM
AT REVENUE GENERATION
VERSATILE BRAND FAMILY
SOPHISTICATED PARTNER PROGRAM
MARKET TESTED
NEW PRODUCT INNOVATION
PROFESSIONAL INFRASTRUCTURE
Targeted resources
Significantly reduced risk
Ready to scale leanly and efficiently

CONNECT WITH US

As a potential investor, we believe that you should be able to dig as deeply as you want before you make a commitment. Of course, we can set up a call to do that one on one, or you can look at our SMARTsnapshot for Investors.

What better way to show you what we can do for our clients, than by using it to help you vet the opportunity!

Click HERE to access to the live tool, which you can also view on the next page.

The Social Media links are at the top. Additionally, there are other links to do a deeper dive into the company and our offerings. At the bottom there is a link to our travel tool, so you can experience TravelingToGive yourself.

And if you want to schedule a call, just use the link highlighted in blue at the top.


SMARTsnapshot™ – For potential investors and partners
solutionz
MY LINKS:
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SMARTtools

SMARTtools™ Overview

1:52 video


solutionz
Give more. Make more.
Smart meets heart.

Investor Overview

1 page


solutionz
Give more. Make more.
Smart meets heart.

Executive Summary

2 pages


Business Model Canvas
solutionz
the smart tool leader

Business Plan Canvas

4 pages (email required)


SMART
tools
solutionz
B2B SAAS platform – with integration of our tools directly into our client's sites and systems

Intro Invitation Deck

15 slides (email required)


Founder
narrated
invitation

Founder Narrated Invitation Deck

15 minutes – listen, then schedule a call

Learn more about our Founder and the Company Backstory

View our SMARTtrip Tools

Learn about our Digital Marketing and Productivity Suite

Collaborate with Solutionz

Meet some of our Partners

USE OF PROCEEDS

If the offering's maximum amount of $1,200,000 is raised:

Use	Value	% of Proceeds
Sales	$348,000	29.0%
Product Development	$120,000	10.0%
Operations	$312,000	26.0%
Marketing and Partner Success	$361,200	30.1%
Intermediary fees	$58,800	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Membership Interest Units , under registration exemption 4(a)(6), in Solutionz Group LLC. This offering must reach its target of at least $10,000 by its offering deadline of April 10, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

22,000,000 units
× $1 per unit

$22,000,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

If Solutionz has presented in any webinars during the offering period, you may access them here

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

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